Exhibit 10.40

BOISE INC.

Restricted Stock Unit Award Agreement

Samuel K. Cotterell – 18,000 Restricted Stock Units

This Restricted Stock Unit Award Agreement (the “Agreement”), is made as of January 1, 2011 (the “Award Date”), by and between Boise Inc. (“Boise”) and the individual named above (“Awardee” or “you”) pursuant to the Boise Inc. Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.	Terms and Conditions; Definitions. This Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.	Award. You are awarded the number of restricted stock units (RSUs) set out above, at no cost to you, subject to the restrictions set forth in the Plan and this Agreement. These RSUs are the “Award.”

3.	Vesting. The Award is subject to time-based vesting restrictions, as follows. Fifty percent (50%) of the Award shall vest on March 15, 2012, and fifty percent (50%) of the Award shall vest on March 15, 2013. Any shares not vested on or before March 15, 2013, shall be forfeited.

4.	Termination of Employment. If you terminate employment before March 15, 2013, RSUs not vested at the time of your Termination of Employment will be treated as follows:

4.1	If your Termination of Employment is a result of your death or total and permanent disability, you will receive a pro rata portion of the RSUs remaining unvested at the time of your Termination of Employment, calculated based on days worked during the restriction period, as follows:

4.1.1	50% of the Award times the number of days worked since the Award Date over 805 (the number of days from the Award Date to March 15, 2013); plus

4.1.2	If your Termination of Employment occurs prior to March 15, 2012, 50% of the Award times the number of days worked since the Award Date over 440 (the number of days from the Award Date to March 15, 2012).

4.2	If your Termination of Employment is a direct result of the sale or permanent closure of any facility or operating unit of Boise, or a bona fide curtailment, or a reduction in workforce, as determined by Boise in its sole discretion, and you execute a waiver/release in the form required by Boise, or if your Termination of Employment is a result of your retirement, and in either case the Termination of Employment constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a portion of the unvested RSUs calculated according to Section 4.1.

For purposes of this Section 4.2, “retirement” means Termination of Employment at or after age 55 with at least 10 years of service, or Termination of Employment at or after age 65.

4.3	If your Termination of Employment is a direct result of a strategic transaction (e.g., a reorganization, sale, divestiture, or spin-off) involving an organizational unit larger than a single location, as determined by Boise in its sole discretion, and you execute a waiver/release in the form required by Boise, and the Termination of Employment constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a portion of the unvested RSUs calculated according to Section 4.1, subject to change by the Compensation Committee of Boise’s board of directors, in its sole discretion.

4.4	If (i) you have a written severance agreement between you and Boise Paper Holdings, L.L.C. (or its successor under the terms of that agreement) specifying certain benefits upon a “Qualifying Termination” (as that term is used in the severance agreement), and (ii) your Termination of Employment occurs during the term of that severance agreement, and (iii) your Termination of Employment is not covered under either Section 4.2 or Section 4.3 above, but it is a “Qualifying Termination” under that severance agreement, and (iv) the Termination of Employment constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a portion of the unvested RSUs calculated according to Section 4.1.

4.5	Upon your voluntary or involuntary Termination of Employment for any other reason (including a Termination of Employment that is not a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder), all RSUs not yet vested at the time of termination will be forfeited immediately following your Termination of Employment.

4.6	Any RSUs you receive under Section 4.1, 4.2, 4.3, or 4.4 will vest and become payable as of the day after the date of your Termination of Employment. Any unvested RSUs remaining will be forfeited immediately following your Termination of Employment.

5.	Change in Control. Upon a Change in Control prior to March 15, 2013, which also constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation,” or a “change in the ownership of a substantial portion of the assets of the corporation,” as those terms are defined pursuant to Section 409A of the Internal Revenue Code and the regulations thereunder, this Award shall vest and become payable as of the date of the Change in Control, except to the extent that a Replacement Award is provided to the Awardee, as described in Section 22 of the Plan.

6.	No Transfer. The RSUs awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded RSUs prior to vesting will result in the immediate forfeiture of the awarded RSUs.

7.	Rights. With respect to the awarded RSUs, you are not a shareholder and do not have any voting rights. You shall not be entitled to receive any dividends, notional or otherwise, with respect to the RSUs during the restriction period.

8.	Payment. Vested RSUs will be paid to you in whole shares of Boise common stock. If the vesting calculation results in a fractional number of RSUs, the number of RSUs vesting at that time shall be rounded down to the next whole number. No fractional shares shall be issued.

8.1

Time of Payment. The designated payment date for purposes of Section 409A of the Internal Revenue Code and the regulations thereunder shall be the indicated Vesting Date for RSUs vesting pursuant to Section 3, and shall be the day after the date of Termination of Employment for RSUs vesting pursuant to Section 4. Delivery of shares pursuant to this Agreement shall be made as soon as practicable following vesting and in any case by the later of December 31st of the calendar year in which such vesting occurs or the 15th day of the third calendar month following the designated payment date.

8.2

Delay for “Specified Employees.” To the extent required to comply with Section 409A of the Internal Revenue Code and the regulations thereunder, if you are a “specified employee” (within the meaning of Internal Revenue Code Section 409A(a)(2)(B)), notwithstanding Section 8.1, you shall not receive any payment pursuant to Section 4 within 6 months after the date of your Termination of Employment, provided that if your Termination of Employment is due to death, this delay shall not apply. Amounts otherwise payable within

6 months after the date of your Termination of Employment shall be paid on the date that is 6 months and 1 day after the date of your Termination of Employment, or, if such date is not a business day, the next business day following such date. No interest shall accrue during the 6 month period.

You must electronically accept this Agreement on or before January 17, 2011, in order for the Award to be effective. If this Agreement is not accepted on or before January 17, 2011, the Award will be forfeited. The record of your electronic acceptance maintained by Boise or its vendor is conclusive and binding as to the time of your acceptance.

Boise Inc.

By:	/s/ Virginia Aulin
Name:	Virginia Aulin
Title:	Vice President, Communications and Corporate Affairs